Exhibit 12

Statement Regarding Computation of Ratio of Earnings to Fixed Charges
($ amounts in thousands)

	Year Ended October 31,					Six Months Ended April 30, 2017
	2012	2013	2014	2015	2016
Earnings:
Income before income taxes	$112,942	$267,697	$504,582	$535,562	$589,027	$308,990
Adjustments to income before income taxes:
Income from unconsolidated entities	(23,592)	(14,392)	(41,141)	(21,119)	(40,748)	(92,349)
Distributed earnings from unconsolidated entities	5,258	23,468	43,973	19,459	15,287	108,864
Interest expense	90,521	115,238	142,851	147,477	162,609	75,078
Rent expense	3,728	3,658	4,128	4,195	4,453	2,383
Amortization	1,782	2,952	3,639	3,516	3,765	1,934
	$190,639	$398,621	$658,032	$689,090	$734,393	$404,900

Fixed charges:
Interest incurred	$125,783	$134,198	$163,815	$155,170	$164,001	$85,310
Rent expense	3,728	3,658	4,128	4,195	4,453	2,383
Amortization	1,782	2,952	3,639	3,516	3,765	1,934
	$131,293	$140,808	$171,582	$162,881	$172,219	$89,627
Ratio of earnings to fixed charges	1.45	2.83	3.84	4.23	4.26	4.52